Exhibit 10.5

EXECUTIVE EMPLOYMENT AGREEMENT
This Executive Employment Agreement (the “Agreement”) is dated as of March 24, 2017, by and between Mylan Inc. (the “Company” or “Mylan”) and Daniel M. Gallagher (“Executive”).
RECITALS:
WHEREAS, the Company wishes to employ Executive as Chief Legal Officer and Global General Counsel but may be interested in utilizing Executive in other capacities, in order to avail itself of Executive’s skills and abilities in light of the Company’s business needs; and
WHEREAS, the Company is engaged in a business which is global in nature, involving businesses, business lines, operations, sales, customers, suppliers, manufacturing, research, technology, and intellectual property located throughout the United States and internationally; and
NOW, THEREFORE, in consideration of the promises and mutual obligations of the parties contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:
1.Employment of Executive; Best Efforts. The Company agrees to employ Executive, and Executive accepts employment by the Company, as of April 1, 2017 (the “Effective Date”), on the terms and conditions provided herein. Effective as of the Effective Date, Executive shall serve as Chief Legal Officer and Global General Counsel, or in such other capacity that permits the Company to avail itself of Executive’s skills and abilities in light of the Company’s business needs and consistent with the terms and conditions provided herein. In such roles, Executive shall have the duties, roles and responsibilities traditionally assigned to or commensurate with such roles and shall report to the Chief Executive Officer of Mylan N.V. Executive’s principal office shall be in the Washington, D.C. metropolitan area, provided Executive shall travel in connection with his employment in accordance with the reasonable direction of the Chief Executive Officer of Mylan N.V., commensurate with the activities of his position.
2.    Effective Date: Term of Employment. This Agreement shall commence and be effective as of the Effective Date and shall remain in effect, unless earlier terminated in accordance with the terms of this Agreement, through the first anniversary of the Effective Date (the “First Anniversary”). Thereafter, this Agreement shall automatically renew for one (1) year periods (each additional annual period referred to as a “Renewal Term”) unless this Agreement is terminated in accordance with the terms of this Agreement. For purposes of this Agreement, “Term of Employment” shall mean the period commencing on the Effective Date and ending on the date this Agreement is terminated in accordance with Section 9(e) of this Agreement or the date Executive’s employment and/or this Agreement is otherwise terminated. If for any reason Executive is not employed by the Company on the Effective Date, this Agreement shall be null and void and of no force and effect.
3.    Performance of Duties; Best Efforts. During the term of this Agreement, Executive shall devote his full working time and attention to the business and affairs of Mylan and the performance of his duties hereunder, serve Mylan faithfully and to the best of his ability, and use his best efforts to promote Mylan’s interests. During the term of this Agreement, Executive agrees to promptly and fully disclose to Mylan, and not to divert to Executive’s own use or benefit or the use or benefit of others, any business opportunities involving any existing or prospective line of business, customer, supplier, product, or activity of Mylan or any business opportunities that otherwise could be afforded to Mylan.
4.    Executive’s Compensation. Executive’s compensation shall be the following:
(a)    Annual Base Salary. Executive’s annual base salary (the “Annual Base Salary”) shall be Eight-Hundred Thousand Dollars ($800,000), payable in accordance with the Company’s normal payroll practices. The Annual Base Salary may be increased from time to time at the discretion of the Compensation Committee (the “Committee”) of the Board of Directors of Mylan N.V. (the “Board”), or any other committee or individual authorized by the Board.
(b)    Annual Bonus. Executive shall be eligible to participate in the Company’s annual discretionary executive incentive or bonus plan as in effect from time to time, with the opportunity to receive an annual award in respect of each fiscal year of the Company ending during the Term of Employment in accordance with the terms and conditions of such plan and subject to Executive’s continued employment with the Company through the date such award is paid, with a target bonus opportunity equal to 115% of Annual Base Salary. Any such discretionary bonus shall be paid no later than March 15th of the year following the fiscal year to which the annual award relates. Subject to the discretion of the Committee or the Board (or their appropriate delegates), Executive shall be eligible to receive a full annual award, without proration, in respect of fiscal year 2017.
(c)    Equity Awards. On the date of the first regularly scheduled meeting of the Committee or the Board following the Effective Date, in accordance with applicable law, Executive will be granted an equity award with a grant date target value equal to 400% of Annual Base Salary (the “Initial Annual Equity Award”). The Initial Annual Equity Award shall be comprised of a mix of awards consistent with the awards granted to the executive officers of Mylan N.V. in 2017, with terms determined in the sole discretion of the Committee or the Board, and with the grant date, grant date price and, if applicable, exercise price, determined by the Committee or the Board, and otherwise subject to the terms and conditions of Mylan’s Amended and Restated 2003 Long-Term Incentive Plan. Executive shall be eligible to receive future annual equity grants with a grant date target value equal to 400% of Annual Base Salary, subject to the sole discretion of the Committee and the Board and subject to such other terms and conditions as they may determine.
(d)    Sign On Bonus and Awards.
(i)    As soon as practicable following the Effective Date (but in no event later than ten (10) business days following the Effective Date), Executive shall receive a lump sum cash payment in the amount of three hundred and fifty thousand dollars ($350,000), reduced by any taxes and deductions required by law; provided, however, that if Executive’s employment with the Company is terminated prior to the First Anniversary, unless such termination is by the Company without Cause (as defined herein) or by Executive for Good Reason (as defined herein), Executive shall repay the full amount of such payment ($350,000) to the Company within seven (7) days from the date of termination of employment.
(ii)    On the date of the first regularly scheduled meeting of the Committee or the Board following the Effective Date, in accordance with applicable law, Executive will be granted:

(1)
an award of time-based restricted stock units with respect to a number of ordinary shares of Mylan N.V. with a value equal to six hundred and fifty thousand dollars ($650,000) on such date (the “Sign-On RSUs”), which award will vest ratably on each of the second and third anniversaries of the Effective Date subject to Executive’s continued employment on such dates, and otherwise subject to the terms and conditions of Mylan’s Amended and Restated 2003 Long-Term Incentive Plan; and

(2)
an award of 40,507 performance-based restricted stock units under Mylan N.V.’s One-Time Special Five-Year Performance-Based Realizable Value Incentive Program, which award will vest pursuant to the performance conditions established by the Board under such program and subject to Executive’s continued employment on the third anniversary of the Effective Date, and otherwise subject to the terms and conditions of Mylan’s Amended and Restated 2003 Long-Term Incentive Plan.

(iii)    Fringe Benefits and Expense Reimbursement. Executive shall receive benefits and perquisites of employment similar to those as have been customarily provided to the Company’s other officers, including but not limited to, health insurance coverage, short-term disability benefits, and twenty-five (25) vacation days (pro-rated for 2017), in each case in accordance with the plan documents or policies that govern such benefits. Without limiting the foregoing, Executive shall receive an auto allowance in the gross amount of $1,600 per month. The Company shall reimburse Executive for all ordinary and necessary business expenses in accordance with established Company policy and procedures.
5.    Confidentiality. Executive expressly acknowledges and agrees that, by reason of Executive’s position and employment with the Company, Executive may have a heightened level of access to the directors and senior executive officers (“Covered Persons”) of Mylan and its affiliate companies and parents and subsidiaries (collectively, the “Mylan Companies”), and that Executive consequently may have a heightened level of access to and/or knowledge of highly confidential, proprietary, and non-public discussions, information, assessments and evaluations, strategies, and/or materials (hereafter “Covered Information”), the disclosure of which will or may injure the Mylan Companies and/or their shareholders. Executive further acknowledges and agrees that the business interests of the Mylan Companies require a highly confidential relationship between the Company and Executive and the fullest protection and confidential treatment by Executive of the Mylan Companies’ non-public: financial data and information; customer strategies, plans, and information; supplier strategies, plans, and information; market strategies, plans, and information; marketing and/or promotional techniques, strategies, plans, policies, and methods; pricing strategies, plans, and information; purchasing strategies, plans, and information; supply chain strategies, plans, and information; sales strategies, plans, techniques, policies, and information; employee lists; other policies and procedures; business records; advertising strategies, plans, techniques, and information; computer records, programs, and systems; trade secrets; know how; research and development plans, strategies, techniques, and information; legal strategies; intellectual property and/or assessments of strategies relating to intellectual property, regardless of the owner of such intellectual property; regulatory plans, strategies, and information; product plans and strategies, including launch plans and assessments; business development plans, activities, and strategies; plans and programs; sources of supply; earnings and other performance results, assessments, and projections; risk assessments; Board and management deliberations, assessments, and strategies; communications among or with Covered Persons regarding any and all matters referenced in this paragraph; and all other proprietary or confidential information and trade secrets, Covered Information, and other knowledge of the business of the Mylan Companies (all of which are hereinafter jointly termed “Confidential Information”) which have been or may be in whole or in part conceived, learned, received, or obtained by Executive in the course of Executive’s employment with the Company. Accordingly, Executive agrees to keep secret and treat as confidential all Confidential Information whether or not copyrightable or patentable, and agrees not to disclose or use or aid others in learning of or using any Confidential Information except in the ordinary course of the Mylan Companies’ business and in furtherance of the Mylan Companies’ interests. For example, and not by way of limitation, during the term of this Agreement and at all times thereafter, except insofar as is necessary consistent with Executive’s responsibilities and the Mylan Companies’ best interests:
(a)    Executive will not, directly or indirectly, use or disclose any Confidential Information to anyone outside the Mylan Companies;
(b)    Executive will not make copies of or otherwise disclose the contents of documents containing or constituting Confidential Information;
(c)    As to documents which are delivered to Executive or which are made available to or obtained by him as a part of the working relationships and duties of Executive within the business of the Mylan Companies, Executive will treat such documents confidentially and will treat such documents as proprietary and confidential, not to be reproduced, disclosed or used without appropriate authority of the Company;
(d)    Executive will not advise others that the information and/or know how included in Confidential Information is known to or used by the Mylan Companies; and
(e)    Executive will not in any manner disclose or use Confidential Information for Executive’s own or any third party’s account and will not aid, assist or abet others in the use of Confidential Information for their account or benefit, or for the account or benefit of any person or entity other than the Company.
Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Securities and Exchange Commission (the “SEC”) pursuant to Section 21F of the U.S. Securities Exchange Act of 1934, as amended, limits Employee's ability to communicate with the SEC pursuant to such provision or limits Executive’s right to receive an award for information provided to the SEC pursuant to such provision. In addition, nothing contained in this Agreement limits Executive’s ability to comply with his ethical obligations as a licensed attorney. The obligations set forth in this paragraph are in addition to any other agreements Executive may have with the Company and any and all rights the Company may have under state or federal statutes or common law.
6.    Non-Competition and Non-Solicitation. Executive agrees that during the Term of Employment and for a period ending one (1) year after termination of Executive’s employment with the Company for any reason, or longer as provided in Section 8 of this Agreement, and notwithstanding termination or expiration of this Agreement:
(a)    Except for the practice of law, Executive shall not, directly or indirectly, whether for himself or for any other person, company, corporation or other entity, be or become employed or associated in any way (including but not limited to the association set forth in (i)-(vii) of this subsection) with any business or organization which is directly or indirectly engaged in the research, development, manufacture, production, marketing, promotion or sale of any product the same as or similar to those of the Mylan Companies, or which competes or intends to compete in any line of business with the Mylan Companies. Notwithstanding the foregoing, Executive may during the period in which this paragraph is in effect own stock or other interests in corporations or other entities that engage in businesses the same or substantially similar to those engaged in by the Mylan Companies, provided that Executive does not, directly or indirectly (including without limitation as the result of ownership or control of another corporation or other entity), individually or as part of a group (as that term is defined in Section 13(d) of the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”)) (i) control or have the ability to control the corporation or other entity, (ii) provide to the corporation or entity, whether as an Executive, consultant or otherwise, advice or consultation, (iii) provide to the corporation or entity any confidential or proprietary information regarding the Mylan Companies or its businesses or regarding the conduct of businesses similar to those of the Mylan Companies, (iv) hold or have the right by contract or arrangement or understanding with other parties to hold a position on the board of directors or other governing body of the corporation or entity or have the right by contract or arrangement or understanding with other parties to elect one or more persons to any such position, (v) hold a position as an officer of the corporation or entity, (vi) have the purpose to change or influence the control of the corporation or entity (other than solely by the voting of his shares or ownership interest) or (vii) have a business or other relationship, by contract or otherwise, with the corporation or entity other than as a passive investor in it; provided, however, that Executive may vote his shares or ownership interest in such manner as he chooses provided that such action does not otherwise violate the prohibitions set forth in this sentence.
(b)    Executive will not, either directly or indirectly, either for himself or for any other person, partnership, firm, company, corporation or other entity, contact, solicit, divert, or take away any of the customers or suppliers of the Mylan Companies.
(c)    Executive will not solicit, entice or otherwise induce any employee of the Mylan Companies to leave the employ of the Mylan Companies for any reason whatsoever; nor will Executive directly or indirectly aid, assist or abet any other person or entity in soliciting or hiring any employee of the Mylan Companies, nor will Executive otherwise interfere with any contractual or other business relationships between the Mylan Companies and its employees.

The obligations set forth in this Section 6 survive termination or expiration of this Agreement and termination of Executive’s employment and are in addition to any and all rights the Company may have under state or federal statutes, common law or other agreements.
7.    Severability. In the event that any section, subsection, or provision hereof or of any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or an arbitrator validly selected pursuant to Section 18 of this Agreement to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said section, subsection, or provision. It is the intent of the parties that each section, subsection, and provision of this Agreement be a separate and distinct promise and that unenforceability of any one section, subsection, or provision shall have no effect on the enforceability of another. Although the parties mutually agree that the post-employment covenants in Sections 5 and 6 of this Agreement are reasonable, necessary, and drawn narrowly to protect the Mylan Companies’ legitimate interests, if a court of competent jurisdiction or an arbitrator validly selected pursuant to Section 18 of this Agreement nevertheless finds that such covenants are in whole or in part unreasonable or overly broad, the parties agree that such court or arbitrator shall have the power to equitably reform such covenants in order to narrow the scope, including without limitation, the duration, of such restriction as may be deemed necessary to protect the Mylan Companies’ interests to the maximum extent deemed allowable by law. Notwithstanding the foregoing, in the event that the entirety of Section 6(a) is declared by a court of competent jurisdiction or arbitrator validly selected pursuant to Section 18 of this Agreement to be illegal, unenforceable, or void, the Company shall be relieved of any obligations to provide post-employment payments and benefits to Executive as set forth in Section 9, other than the Accrued Amounts (as defined below).
8.    Injunctive Relief. The parties agree that in the event of Executive’s violation of Sections 5 and/or 6 of this Agreement or any subsection thereunder, that the damage to the Company will be irreparable and that money damages will be difficult or impossible to ascertain. Accordingly, in addition to whatever other remedies the Company may have at law or in equity, Executive recognizes and agrees that the Company shall be entitled to a temporary restraining order and a temporary and permanent injunction enjoining and prohibiting any acts not permissible pursuant to those sections of this Agreement. Executive agrees that should either party seek to enforce or determine its rights because of an act of Executive which the Company believes to be in contravention of Sections 5 and/or 6 of this Agreement or any subsection thereunder, the duration of the restrictions imposed thereby shall be extended for a time period equal to the period necessary to obtain judicial enforcement of the Company’s rights.
9.    Termination of Employment.
(a)    Resignation. (i) Executive may resign from employment at any time upon 90 days written notice to the Chief Executive Officer. During the 90-day notice period Executive shall continue to perform his duties under this Agreement and shall abide by all other terms and conditions of this Agreement. Additionally, Executive shall use his best efforts to effect a smooth and effective transition to whoever will replace Executive. Mylan reserves the right to accelerate the effective date of Executive’s resignation.
(ii)     Subject to Section 9(f), if Executive resigns without “Good Reason” (as defined below), Mylan shall have no liability or obligation to Executive under this Agreement other than that Mylan shall pay Executive’s wages and benefits through the effective date of Executive’s termination of employment (the “Accrued Amounts”).

Executive, however, will continue to be bound by all provisions of this Agreement that survive termination of employment. For purposes of this Agreement “Good Reason” shall mean: (a) a reduction of Executive’s Annual Base Salary below the Annual Base Salary stipulated in this Agreement, unless other officers of the Company are required to accept a similar reduction; or (b) the assignment of duties to Executive that are inconsistent with those of an executive officer.
(iii)     If Executive resigns with Good Reason and complies in all respects with his obligations hereunder, Mylan shall pay Executive a lump sum amount equal to his then-current Annual Base Salary, plus a prorated annual bonus for the fiscal year in which Executive’s termination occurs (the “Pro Rata Bonus”), such Pro Rata Bonus to be determined by reference to the bonus that Executive would have earned based on actual performance for the relevant fiscal year had Executive’s employment not terminated for Good Reason, with the resulting amount pro-rated to reflect the number of days elapsed in the fiscal year, through and including the date on which Executive’s termination of employment occurs. Subject to Section 9(j), any such Pro Rata Bonus payment shall be made if and when such bonus payments are made to other executives of the Company for the relevant fiscal year. For 12 months following Executive’s termination of employment, Mylan shall also continue to provide to Executive and/or Executive’s dependents the health insurance benefits that were provided to them immediately prior to Executive’s termination of employment (taking into account any required employee contributions, co-payments and similar costs imposed on Executive) (the “Continuation Benefits”); provided, however, that Mylan’s obligation to provide the Continuation Benefits shall end at such time as Executive obtains health insurance benefits through another employer or otherwise in connection with rendering services for a third party and provided, further, that the parties agree to cooperate such that the Continuation Benefits are, to the extent practicable, provided in a manner so as to minimize adverse tax consequences to the Company under Section 4980D of the Internal Revenue Code (the “Code”). In each case, Executive will continue to be bound by all provisions of this Agreement that survive termination of employment.
(b)    Termination for Cause. If Mylan determines to terminate Executive’s employment during the term of this Agreement for “Cause” (as defined below) the Company shall have no liability to Executive other than to pay the Accrued Amounts. Executive, however, shall continue to be bound by all provisions of this Agreement that survive termination of employment. For purposes of this Agreement, “Cause” shall mean: (i) Executive’s willful and gross misconduct with respect to the business or affairs of any of the Mylan Companies; (ii) Executive’s insubordination, gross neglect of duties, dishonesty or deliberate disregard of any material rule or policy of any of the Mylan Companies; (iii) Executive’s conviction (including a plea of nolo contendere) for the commission of a crime involving moral turpitude; or (iv) Executive’s conviction (including a plea of nolo contendere) of any felony.
(c)    Termination Without Cause. Mylan may terminate Executive’s employment at any time without Cause and, provided Executive complies in all respects with his obligations hereunder, Mylan shall pay Executive a lump sum amount equal to his then-current Annual Base Salary, plus a Pro Rata Bonus. Subject to Section 9(j), any such Pro Rata Bonus payment shall be made if and when such bonus payments are made to other executives of the Company for the relevant fiscal year. For 12 months following Executive’s termination of employment, Mylan shall also provide to Executive and/or Executive’s dependents the

Continuation Benefits; provided, however, that Mylan’s obligation to provide the Continuation Benefits shall end at such time as Executive obtains health insurance benefits through another employer or otherwise in connection with rendering services for a third party and provided, further, that the parties agree to cooperate such that the Continuation Benefits are, to the extent practicable, provided in a manner so as to minimize adverse tax consequences to the Company under Section 4980D of the Code. Executive will continue to be bound by all provisions of this Agreement that survive termination of employment.
(d)    Death or Incapacity. The employment of Executive shall automatically terminate upon Executive’s death or upon the occurrence of a disability that renders Executive incapable of performing the essential functions of his position within the meaning of the Americans With Disabilities Act of 1990. For all purposes of this Agreement, any such termination shall be treated in the same manner as a termination without Cause, as described in Section 9(c) above, and Executive, or Executive’s estate, as applicable, shall receive all consideration, compensation and benefits that would be due and payable to Executive for a termination without Cause, provided, however, that such consideration, compensation and benefits shall be reduced by any death or disability benefits (as applicable) that Executive or his estate or beneficiaries (as applicable) are entitled to pursuant to plans or arrangements of the Company.
(e)    Non-Renewal by Company. If the Company elects not to renew this Agreement, it may provide notice of nonrenewal no later than 30 days prior to each anniversary of the Effective Date, as applicable, and Executive’s employment shall terminate as of such anniversary, and the Company shall pay Executive a lump sum amount equal the Annual Base Salary, which amount shall be paid within 30 days following Executive’s separation from the Company (subject to Section 9(j) below). For 12 months following a nonrenewal of this Agreement, Mylan shall also provide to Executive and/or Executive’s dependents the Continuation Benefits; provided, however, that Mylan’s obligation to provide the Continuation Benefits shall end at such time as Executive obtains health insurance benefits through another employer or otherwise in connection with rendering services for a third party and provided, further, that the parties agree to cooperate such that the Continuation Benefits are, to the extent practicable, provided in a manner so as to minimize adverse tax consequences to the Company under Section 4980D of the Code. Executive will continue to be bound by all provisions of this Agreement that survive termination of employment.
(f)    Non-Renewal by Executive. During the period from the date that is 60 days prior to the end of each Renewal Term (which, for the sake of clarity, includes only the second year of this Agreement and annual renewal periods thereafter) through the date that is 30 days prior to the end of the applicable Renewal Term, Executive may provide notice of nonrenewal to the Company, and Company shall pay Executive a lump sum amount equal the Annual Base Salary, which amount shall be paid within 30 days following Executive’s separation from the Company (subject to Section 9(j) below). For 12 months following a nonrenewal of this Agreement, Mylan shall also provide to Executive and/or Executive’s dependents the Continuation Benefits; provided, however, that Mylan’s obligation to provide the Continuation Benefits shall end at such time as Executive obtains health insurance benefits through another employer or otherwise in connection with rendering services for a third party and provided, further, that the parties agree to cooperate such that the Continuation Benefits are, to the extent practicable, provided in a manner so as to minimize adverse tax consequences to the Company under Section 4980D of the Code. Executive will continue to be bound by all provisions of this

Agreement that survive termination of employment. In the event notice of nonrenewal is provided by Executive pursuant to this Section 9(f), in order to ensure an orderly transition of Executive’s duties and responsibilities, Executive’s separation from the Company shall be no earlier than 90 days following the date on which such notice of nonrenewal is provided to the Company.
(g)    Accelerated Vesting of Certain Awards. In the event Executive resigns for Good Reason pursuant to Section 9(a), the Company terminates Executive without Cause pursuant to Section 9(c), or Executive’s employment is terminated as a result of non-renewal by the Company pursuant to Section 9(e), in each case prior to the vesting of any portion of the Initial Annual Equity Award or the Sign-On RSUs, then, subject to Section 9(j) below, any portion of the Initial Annual Equity Award or the Sign-On RSUs that are outstanding and remain unvested shall immediately vest as of the date of Executive’s separation from the Company (in the case of any performance-based awards at “target” level performance).
(h)    Return of Company Property. Upon the termination of Executive’s employment for any reason, Executive shall immediately return to Mylan all records, memoranda, files, notes, papers, correspondence, reports, documents, books, diskettes, hard drives, electronic and digital files and materials of any kind, and all copies or abstracts thereof that Executive has concerning any or all of the Mylan Companies’ business. Executive shall also immediately return all keys, identification cards or badges, Company leased or owned automobiles (if any), and other Company property.
(i)    No Duty to Mitigate. There shall be no requirement on the part of Executive to seek other employment or otherwise mitigate damages in order to be entitled to the full amount of any payments and benefits to which Executive is otherwise entitled under any contract and, except as set forth herein with respect to the Continuation Benefits, the amount of such payments and benefits shall not be reduced by any compensation or benefits received by Executive from other employment.
(j)    Release. In order to receive any payments or benefits under this Section 9, other than the Accrued Amounts, Executive shall be required to execute in advance the Company’s customary general release and waiver of any and all claims of any kind, known and unknown, against the Company, its current and former parents, subsidiaries, affiliates, predecessors, and successors, and their respective current and former officers, directors, agents, employees, investors, attorneys, shareholders, fiduciaries, benefit plans, plan administrators, insurers, trustees, and all persons acting with or on behalf of any of them (the “Releasees”), arising out of or relating in any way to (1) Executive’s employment with any of the Mylan Companies, (2) any acts or omissions of any of the Releasees during the course of Executive’s employment with any of the Mylan Companies, or (3) the termination of Executive’s employment with any of the Mylan Companies, including but not limited to a release and waiver of any and all such claims of any kind arising under all federal, state or local statutes, other laws, regulations, or the common law; provided, however, that the release and waiver of claims shall exclude claims relating to vested pension benefits, deferred compensation arrangements, workers’ compensation benefits, unemployment compensation benefits, claims that arise after the release and waiver is signed by Executive, and claims that cannot be released or waived under applicable law. Subject to any six-month delay required pursuant to Section 20 of this Agreement, payment of the amounts due to Employee under Section 9 of this Agreement, other than the Accrued Amounts, shall commence on the first payroll date occurring after the sixtieth (60th) day following

Employee’s termination of employment (or, in the discretion of the Company, such earlier date as is permitted by Section 409A of Code); provided that the release has been executed and has become non-revocable prior to any payment hereunder. Unless otherwise provided by the Company, if the release and waiver of claims does not become effective and irrevocable prior to the first payment date specified above, Employee shall not be entitled to any payments or benefits pursuant to Section 9 of this Agreement, other than the Accrued Amounts. In addition, payments and the Continuation Benefits pursuant to Section 9 of this Agreement, shall be expressly contingent upon Employee’s continued performance of Employee’s obligations under this Agreement, including, but not limited to, Sections 5, 6 and 9 of this Agreement.
10.    Indemnification. The Company shall maintain D&O liability coverage pursuant to which Executive shall be a covered insured. Executive shall receive indemnification in accordance with Mylan N.V’s Articles of Association (the “Articles”) in effect as of the date of this Agreement. Such indemnification shall be contractual in nature and shall remain in effect notwithstanding any future change to the Articles.
To the extent not otherwise limited by the Articles in effect as of the date of this Agreement, in the event that Executive is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, (including those brought by or in the right of the Company or Mylan N.V.) whether civil, criminal, administrative or investigative (“proceeding”), by reason of the fact that he is or was an officer, employee or agent of or is or was serving any Mylan Company, or is or was serving at the request of the Company or another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, Executive shall be indemnified and held harmless by applicable Mylan Company to the fullest extent authorized by law against all expenses, liabilities and losses (including attorneys fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith. Such right shall be a contract right and shall include the right to be paid by the applicable Mylan Company expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by Executive in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by Executive while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of such proceeding will be made only upon delivery to the applicable Mylan Company of an undertaking, by or on behalf of Executive, to repay all amounts to the applicable Mylan Company so advanced if it should be determined ultimately that Executive is not entitled to be indemnified under this section or otherwise.
Promptly after receipt by Executive of notice of the commencement of any action, suit or proceeding for which Executive may be entitled to be indemnified, Executive shall notify the applicable Mylan Company in writing of the commencement thereof (but the failure to notify such Mylan Company shall not relieve it from any liability which it may have under this Section 10 unless and to the extent that it has been prejudiced in a material respect by such failure or from the forfeiture of substantial rights and defenses). If any such action, suit or proceeding is brought against Executive and he notifies the applicable Mylan Company of the commencement thereof, such Mylan Company will be entitled to participate therein, and, to the extent it may elect by written notice delivered to Executive promptly after receiving the aforesaid notice from Executive, to assume the defense thereof with counsel reasonably satisfactory to Executive, which may be the same counsel as counsel to such Mylan Company. Notwithstanding the foregoing, Executive shall have the right to employ his own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of Executive unless (i) the employment of such counsel shall have been authorized in writing by the applicable Mylan Company, (ii) the applicable Mylan Company shall not have employed counsel reasonably satisfactory to Executive to take charge of the defense of such action within a reasonable time after notice of commencement of the action or (iii) Executive shall have reasonably concluded, after consultation with counsel to Executive, that a conflict of interest exists which makes representation by counsel chosen by the applicable Mylan Company not advisable (in which case such Mylan Company shall not have the right to direct the defense of such action on behalf of Executive), in any of which events such fees and expenses of one additional counsel shall be borne by the applicable Mylan Company. Anything in this Section 10 to the contrary notwithstanding, the applicable Mylan Company shall not be liable for any settlement of any claim or action effected without its written consent.
11.    Other Agreements. This Agreement, together with the Agreement Relating to Patents, Copyrights, Inventions, Confidentiality and Proprietary Information (“Confidentiality Agreement”) and the Transition and Succession Agreement, sets forth the entire agreement and understanding between the Mylan Companies and Employee with respect to the subject matter herein and supersedes all prior written and oral agreements, discussions, or representations between the Mylan Companies and Employee concerning the subjects addressed herein (collectively, “Prior Arrangements”). To the extent that there is any conflict between the terms of this Agreement, the Confidentiality Agreement, the Transition and Succession Agreement, and any Prior Arrangement, this Agreement shall govern and control.
12.    Notices. All notices hereunder to the parties hereto shall be in writing sent by certified mail, return receipt requested, postage prepaid, and by fax, addressed to the respective parties at the following addresses:

If to the Company:	Mylan Inc. 1000 Mylan Blvd. Canonsburg, Pennsylvania 15317 Attn: Associate General Counsel, Global Labor & Employment Fax: 724-514-1871
If to Executive:	at the most recent address on record at the Company.

Either party may, by written notice complying with the requirements of this section, specify another or different person or address for the purpose of notification hereunder. All notices shall be deemed to have been given and received on the day a fax is sent or, if mailed only, on the third business day following such mailing.
13.    Withholding. All payments required to be made by the Company hereunder to Executive or his dependents, beneficiaries, or estate will be subject to the withholding of such amounts relating to tax and/or other payroll deductions as may be required by law.
14.    Modification and Waiver. This Agreement may not be changed or terminated, nor shall any change, termination or attempted waiver of any of the provisions contained in this Agreement be binding unless in writing and signed by the party against whom the same is sought to be enforced, nor shall this section itself by waived verbally. This Agreement may be amended only by a written instrument duly executed by or on behalf of the parties hereto.
15.    Construction of Agreement. This Agreement and all of its provisions were subject to negotiation and shall not be construed more strictly against one party than against another party regardless of which party drafted any particular provision.
16.    Successors and Assigns. This Agreement and all of its provisions, rights and obligations shall be binding upon and inure to the benefit of the parties hereto and the Company’s successors and assigns. This Agreement may be assigned by the Company to any person, firm or corporation which shall become the owner of substantially all of the assets of the Company or which shall succeed to the business of the Company; provided, however, that in the event of any such assignment the Company shall obtain an instrument in writing from the assignee in which such assignee assumes the obligations of the Company hereunder and shall deliver an executed copy thereof to Executive. No right or interest to or in any payments or benefits hereunder shall be assignable by Executive; provided, however, that this provision shall not preclude him from designating one or more beneficiaries to receive any amount that may be payable after his death and shall not preclude the legal representative of his estate from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate. The term “beneficiaries” as used in this Agreement shall mean a beneficiary or beneficiaries so designated to receive any such amount, or if no beneficiary has been so designated, the legal representative of Executive’s estate. No right, benefit, or interest hereunder, shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt, or obligation, or to execution, attachment, levy, or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void, and of no effect.
17.    Choice of Law. This Agreement shall be construed and enforced according to, and the rights and obligations of the parties shall be governed in all respects by, the laws of the Commonwealth of Pennsylvania.
18.    Disputes, Arbitration, and Consent to Jurisdiction.
(a)    Any controversy, dispute or claim arising out of or relating to this Agreement, or the breach hereof, including a claim for injunctive relief, or any claim which, in any way arises out of or relates to, Executive’s employment with the Company or the termination of said employment, including but not limited to statutory claims for discrimination, shall be resolved by arbitration in accordance with the then current rules of the American Arbitration Association respecting employment disputes except that the parties shall be entitled to engage in all forms of discovery permitted under the Pennsylvania Rules of Civil Procedure (as such rules may be in effect from time to time). Executive agrees that Executive may only commence an action in arbitration, or assert counterclaims in an arbitration, on an individual basis and, thus, Executive hereby waives Executive’s right to commence or participate in any class or collective action(s) against the Mylan Companies, as permitted by law. The hearing of any such dispute will be held in Pittsburgh, Pennsylvania, and the losing party shall bear the costs, expenses and counsel fees of such proceeding. Executive and Company agree for themselves, their, employees, successors and assigns and their accountants, attorneys and experts that any arbitration hereunder will be held in complete confidence and, without the other party’s prior written consent, will not be disclosed, in whole or in part, to any other person or entity except as may be required by law. The decision of the arbitrator(s) will be final and binding on all parties. Executive and the Company expressly consent to the jurisdiction of any such arbitrator over them.
(b)    Notwithstanding the foregoing, either party may request a court of competent jurisdiction to issue such temporary or interim relief (including temporary restraining orders and preliminary injunctions) as may be appropriate, either before arbitration is commenced or pending the outcome of arbitration, whether either party alleges or claims a violation of this Agreement or any other agreement regarding trade secrets, confidential information, non-competition or non-solicitation. No such request shall be a waiver of the right to submit any claim, dispute or controversy to arbitration.
(c)    In the event either party commences any court action as permitted by subparagraph (b) above, each of the parties hereto irrevocably submits to the exclusive jurisdiction of (i) the Court of Common Pleas of Washington County, Pennsylvania and (ii) the United States District Court for the Western District of Pennsylvania, for the purposes of any suit, action, or other proceeding arising out of in or any way relating to this Agreement or Executive’s employment, and agrees not to commence any action, suit or proceeding relating thereto except in such courts. Each of the parties hereto further agrees that service of any process, summons, notice or document hand delivered or sent by U.S. certified mail to such party’s respective address set forth in Section 12 of this Agreement will be effective service of process for any action, suit or proceeding in Pennsylvania with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in (i) the Court of Common Pleas of Washington County, Pennsylvania or (ii) the United States District Court for the Western District of Pennsylvania, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that such action, suit or proceeding brought in such court has been brought in an inconvenient forum.
19.    Non-Disparagement. During the term hereof and thereafter, Executive agrees to refrain from any disparaging statements, including but not limited to statements that amount to libel or slander, about any of the Mylan Companies and/or any of their respective employees, officers, or directors.
20.    Conditions to Payment and Acceleration; Certain Tax Matters. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payments shall be due to Executive under Section 9 of this Agreement until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in Section 9 that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive’s termination of employment shall instead be paid on the first business day after the date that is six months following Executive’s termination of employment (or death, if earlier). To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not affect amounts reimbursable or provided in any subsequent year; provided, however, that with respect to any reimbursements for any taxes which Executive would become entitled to under the terms of the Agreement, the payment of such reimbursements shall be made by the Company no later than the end of the calendar year following the calendar year in which Executive remits the related taxes. The provisions of Section 8 of the Transition and Succession Agreement between Executive and the Company shall be deemed incorporated into this Agreement mutatis mutandi.
21.    Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall in no way affect the interpretation of any of the terms or conditions of this Agreement.
22.    Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year first above mentioned, to be effective as of the Effective Date.

MYLAN INC.		EXECUTIVE:
/s/ Heather Bresch		/s/ Daniel M. Gallagher
By:	Heather Bresch	By: Daniel M. Gallagher
Its:	Chief Executive Officer

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